                                                            Exhibit 99.p(xv)



                    METROPOLITAN WEST CAPITAL MANAGEMENT, LLC
                           MW CAPITAL MANAGEMENT FUNDS

                                 CODE OF ETHICS

I.      INTRODUCTION

This Code of Ethics (the "Code") is designed to protect fiduciary relationships that are:

        - owed to, among others, the clients of Metropolitan West Capital Management LLC ("MWCM") by MWCM, its officers, directors and employees; and,

        - owed to the shareholders of the MW Capital Management Funds (the "Funds") by its officers, trustees and employees.

This Code is intended to provide a program reasonably designed to detect and prevent insider trading by the officers, directors, trustees, and employees of MWCM and the Funds. This Code applies to the fiduciary relationships between MWCM and each of its clients, including each series of the Funds.

For the purposes of this Code of Ethics, the Funds and MWCM's other clients are collectively referred to herein as the "Clients."

As a registered investment company, the Funds have an obligation to implement and maintain a meaningful policy governing the personal securities transactions of its trustees, officers, and advisory persons (collectively, "Access Persons" as defined below). This Code is designed to minimize conflicts of interest and the appearance of such conflicts, as well as to comply with the provisions of
Section 17(j) of the Investment Company Act of 1940 (the "Investment Company Act") and Rule 17j-1 thereunder (the "Rule"). Section 17(j) of the Investment Company Act makes it unlawful for an affiliated person of a registered investment company to engage in transactions in securities which are also held or are to be acquired by a registered investment company if such transactions are in contravention of rules adopted by the Securities and Exchange Commission (the "SEC") to prevent fraudulent, deceptive, or manipulative practices. Section 17(j) broadly prohibits any such affiliate from engaging in any type of manipulative, deceptive, or fraudulent practice with respect to the investment company and, in furtherance of that prohibition, requires each registered investment company to adopt a written code of ethics containing provisions reasonably designed to prevent "Access Persons" from engaging in conduct prohibited by the Rule. The Rule also requires that reasonable diligence be used and procedures instituted that are designed to prevent violations of such codes of ethics.

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities law in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. The federal securities law may impose additional fiduciary obligations and trading restrictions on persons covered by this Code of Ethics. It is expected that persons covered by this Code will be sensitive to these areas of potential conflict, even though this Code does not address specifically these other areas of fiduciary responsibility. Persons covered by this Code, therefore, are advised to seek advice whenever he or she may reasonably recognize a potential conflict of interest or the appearance of a conflict of interest.

II.     PERSONS COVERED BY THIS CODE

This Code of Ethics applies to all officers, members and control persons of MWCM and the Funds, except as set forth in this Section II and Section IV. This Code also applies to all persons involved in the advisory process, including portfolio managers, analysts, traders, employees whose duties or functions involve them in the investment process, and any employee who obtains information concerning the investment decisions that MWCM is making for its Clients, including employees of MWCM, the Funds and their affiliates. All such persons shall be designated as "Access Persons" for purposes of this Code. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted by the President.

Access Persons does not include MWCM directors who (i) do not devote substantially all working time to the activities of MWCM and (ii) do not have access to information about the day-to-day investment activities of MWCM.(1)

An independent trustee of the Funds shall not be considered an Access Person solely by reason of his or her trusteeship.

Each Access Person who would otherwise be covered by this Code shall be excluded from the pre-approval, reporting and other requirements of this Code if that Access Person is subject to another organization's code of ethics (e.g., employees of U.S. Bancorp Fund Services, LLC, the administrator of the Funds) which is deemed to be satisfactory to MWCM.

III.    GENERAL PRINCIPLES

In light of the fiduciary duty described above in the Introduction, you should conduct yourself in all circumstances in accordance with the following general principles:

        - You must at all times place the interest of the Funds and MWCM's other Clients before your own interests.

        - You must conduct all of your personal investment transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

        - You should adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions to their personal benefit.


--------

(1) Richard Hollander, a Director of MWCM, is deemed to be a director who neither devotes substantially all working time to the activities of MWCM nor has access to information about the day-to-day investment activities of MWCM. He is subject to the code of ethics of another affiliate of MWCM.

Although it is sometimes difficult to determine what behavior is necessary or appropriate to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of MWCM's policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of this Code, in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests and those of MWCM's Clients, you should consult the President immediately.

IV.     PERSONAL INVESTMENT TRANSACTIONS POLICY

Laws and ethical standards impose on the Funds, MWCM and their employees duties to avoid conflicts of interest between their personal investment transactions and transactions MWCM makes on behalf of its Clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. The following personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, MWCM's restrictions on personal investment transactions apply to all Access Persons. This policy governs your investments in securities. "Securities" include any interest or instrument commonly known as a security, including stocks, bonds, options and interests in privately placed offerings and limited partnerships which are primarily invested in the aforementioned securities. Securities shall not be deemed to include financial futures contracts.

A.      GENERAL APPLICATION

This policy shall apply to all covered transactions (defined below). It is noted that it applies to all such transactions in any account over which an access person has a direct or indirect beneficial interest. The term "beneficial interest" is defined by rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in securities held in the name of:

        -      a husband, wife or a minor child;

        -      a relative sharing the same house; or,

        -      anyone else, if the Access Person:

               (i) obtains benefits substantially equivalent to ownership of the securities;

               (ii) can obtain ownership of the securities immediately or at some future time; or,

               (iii)  can vote or dispose of the securities.

If you act as a fiduciary with respect to funds and accounts managed outside of MWCM (for example, if you act as the executor of an estate for which you make investment decisions), you will have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth above, as well as the other trading restrictions set forth throughout this policy, unless deemed an "Outside Fiduciary Account."

B.      PRE-CLEARANCE PROCEDURES

Each Access Person must obtain pre-clearance for any personal investment transaction in a security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.(2) Pre-clearance is not necessary for exempt securities and Outside Fiduciary Accounts. "Exempt Securities" are securities (or securities obtained in transactions) described below. "Outside Fiduciary Accounts" are certain fiduciary accounts outside of MWCM for which you have received MWCM's approval to act as fiduciary and which MWCM has determined qualify to be treated as Outside Fiduciary Accounts under this Personal Investment Transactions Policy.

You must obtain pre-clearance for all non-exempt securities transactions by completing and signing the Pre-authorization Request Form for personal trades provided for that purpose by MWCM.

You must complete an approved securities transaction by the end of the business day following the day that you obtain pre-clearance. If the transaction is not completed within these time requirements, you must obtain a new pre-clearance, including one for any uncompleted portion of the transaction. Post-approval is not permitted under this Code. If MWCM determines that you completed a trade before approval or after the clearance expires, you will be considered to be in violation of this Code.

C.      ADDITIONAL TRADING RESTRICTIONS

In addition to the more general restrictions discussed above, MWCM has adopted other restrictions on personal investment transactions. Except as otherwise noted, the trading restrictions do not apply to Outside Fiduciary Accounts or securities trades in accounts of an Access Person, which is managed by another person otherwise unaffiliated with MWCM or the Funds.

No Access Person may:

        - Purchase or sell, directly or indirectly, for his or her own account or for any account in which he or she may have a beneficial interest (including through an Outside Fiduciary Account), any security that is subject to an MWCM restriction.


--------
(2) For clarification purposes, pre-clearance shall not be required for securities trades in accounts of an Access Person, which is managed by MWCM or under the discretionary management of another person otherwise unaffiliated with MWCM.

        - Like other covered transactions, securities offered in an initial public offering may only be traded with prior approval of the President, CEO or other designated person.

        - Purchase securities offered in a private placement except with the prior approval of the President, CEO or other designated person. In considering approval, the President will take into consideration whether the investment opportunity you have been offered should be reserved for MWCM's Clients and whether the opportunity is being offered to you by virtue of your position with MWCM or the Funds. If you or your department want to purchase on behalf of an MWCM Client the security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the securities of that issuer through a private placement, you must first disclose your interest to the President. In such event, the President will independently review the proposed investment decision.

        - Profit from the purchase or sale, or sale and purchase, of the same securities within 30 calendar days. You should also note that this prohibition would effectively limit the utility of options trading and short sales of securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades may have to be disgorged.

        - Purchase or sell any security for his or her own account for a period of three business days before or after MWCM initiates or effects a block transaction in a given security for a material number of Client accounts. It is noted that the blackout period may apply even if MWCM elects to reduce the amount of a security (but not fully divest) across many or all Client accounts(3).

               For clarification purposes, the "three business day" blackout determination might best be demonstrated by example:

               (1) if, on a Monday, MWCM initiates and completes a block purchase transaction in a given security for a material number of accounts - an access person would not be permitted (i.e. given pre-clearance) to effect a personal transaction in that same security from the preceding Wednesday (3 business days before) through the Thursday following the trade date (3 business days after); or

               (2) if, on a Tuesday, MWCM initiates a block sale transaction in a given security for a material number of accounts, but completes the sale transactions across accounts on the following Thursday morning - an access person would not be permitted to effect a personal transaction in that same security from the Thursday preceding the first transactions within the block (3 business days


--------

(3) It shall be at the best judgement of the person authorizing pre-clearance of a personal trade for an access person to determine whether any given "block" is considered "material."

                    before) through the Tuesday following the completion of the block trade (3 business days after).

               Violation of this prohibition may require reversal of the transaction and any resulting profits may be subject to disgorgement.

It is specifically noted that this policy is not designed to prevent or effectively prohibit personnel from purchasing or selling securities that are also purchased for Clients. It is noted that MWCM frequently obtains new Clients and may not know in advance the exact day that such Clients' accounts will effectively come under its management or when an existing Client may add funds to its account under management, which in turn may cause MWCM or the Funds to purchase additional securities on its "buy list" for that account. Similarly, on any day an existing Client may instruct that a given security in its portfolio be sold or provide instructions to divest all securities in its portfolio or inform MWCM or the Funds that it will withdraw funds from its account, which in turn may cause MWCM or the Funds to sell securities in the account to raise cash to meet the Client's needs. Because of the foregoing, Pre-clearance for personal transactions can be given, notwithstanding transactions by one or more Clients on the same day, provided that the following conditions are satisfied:

        1. The personal transaction is effected after 10:00 a.m. at the firm's principal place of business (Newport Beach, CA). This normally would prevent overnight limit orders.

        2. The market value of the personal transaction(s) in any given equity security on any day will be less than a half of one percent of the market capitalization of the issuer.

Any profits subject to disgorgement will be given to a charity selected by MWCM or under MWCM's direction.

D.      SECURITIES OR TRANSACTIONS EXEMPT FROM PERSONAL INVESTMENT TRANSACTIONS
        POLICY

The following securities or transactions are exempt from some aspects of the personal investment transaction policy:

        (a)    U.S. Government Securities;

        (b)    Bank Certificates of Deposit;

        (c)    Bankers' Acceptances;

        (d)    Commercial Paper;

        (e)    Shares in open-end investment companies (mutual funds);

        (f) Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control;

        (g) Securities purchased through a stock dividend or automatic dividend reinvestment plan or an employee stock purchase plan;

        (h) Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

        (i) Exchange and non-exchange traded index-based instruments, including Standard & Poor's Depository Trust Receipts - commonly referred to as SPDRS; and,

        (j) Securities acquired in connection with covering a position in, or the exercise of, an option. However, the purchase or sale of an option itself is not an exempt transaction.

It is not necessary to pre-clear personal transactions for any exempt securities or transactions. However, it still is necessary to report such securities, except for securities under clauses (a), (b), (c), (d), (e) and (f) above, in the quarterly transaction reports. Further, securities acquired through a- stock dividend or automatic dividend reinvestment plan do not need to be shown in the quarterly transaction reports if duplicate confirmations and periodic (monthly/quarterly) brokerage statements are filed.

Personal investment transactions in exempt securities are still subject to MWCM's policy on inside information, where applicable.

E.      PERSONAL SECURITIES REPORTING

1.      INITIAL HOLDINGS REPORTS

No later than 10 days after a person becomes an Access Person, the following information is required to be filed:

        (i) the title, number of shares and principal amount of each security covered by this Code in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

        (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and,

        (iii)  the date the report is submitted by the Access Person.

2.      QUARTERLY REPORTS

a. TRANSACTIONS. All Access Persons are required to file quarterly reports within 10 days of the end of each calendar quarter, listing all personal investment transactions in which an Access Person has a beneficial interest and which were transacted during the quarter except for transactions in certain exempt securities, as detailed above.

The reports shall contain the following information:

        (i) the date of the transaction, title, interest rate and maturity (if applicable) and the number of shares/units/principal of each security involved;

        (ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

        (iii)  the price at which the transaction was effected;

        (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected; and,

        (v)    the date the report is submitted.

Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report.

You are charged with the responsibility for submitting the quarterly reports. Any effort by MWCM or the Funds to facilitate the reporting process does not change or alter that responsibility.

b. NEW ACCOUNTS. Access Persons shall report along with their listing of investment transactions the following information concerning any new account established during the period in which any securities were held for their direct or indirect benefit:

        (i) the name of the broker, dealer or bank with whom the Access Person established the account;

        (ii)   the date the account was established; and,

        (iii)  the date the report is submitted.

3.      ANNUAL HOLDINGS REPORTS

Annually, each Access Person must submit the following information, which shall be current as of a date no more than 30 days before the date the report is submitted:

        (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership;

        (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and,

        (iii)  the date the report is submitted by the Access Person.

4.      BROKER STATEMENTS AND TRADE CONFIRMATIONS

All Access Persons are required to direct brokers of accounts in which they have a beneficial interest to supply to MWCM, on a timely basis, duplicate copies of trade confirmations and copies of periodic broker account statements. This requirement does not apply to Outside Fiduciary Accounts. To maximize the protection of your privacy, you should direct your brokers to send this information to:

               Metropolitan West Capital Management, LLC
               Attention: Compliance
               P.O. Box 6140, #166
               Newport Beach, CA 92658

VI.     EXCEPTIONS TO REPORTING REQUIREMENTS

        (a) A disinterested Trustee, i.e., a Trustee of the Fund who is not an "interested person" of the Fund, is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Funds or is or was being considered for purchase or sale by the Funds or by its investment adviser.

        (b) Although a disinterested Trustee is generally exempt from the reporting requirements of this Code of Ethics, such Trustee may nevertheless voluntarily file a report representing that he or she did not engage in any securities transactions which, to his or her knowledge, involved securities that were being purchased or sold or considered for purchase by any of the Funds during the 15-day period preceding or after the date(s) of any transaction(s) by such Trustee. The failure to file such a report, however, shall not be considered a violation of this Code of Ethics.

        (c) Transactions in otherwise Covered Securities effected for Access Persons by persons not directly affiliated with the Adviser or the Funds who have designated discretionary authority over such transactions shall not be subject to the pre-clearance, Blackout Periods or Short Term Trading Profit provisions set forth above. However, such transaction shall be reportable in an Access Person quarterly report of personal securities transactions.

        (d) Pursuant to Rule 17j-1(c)(3)(iv), no report need be made by Access Persons who make reports to Metropolitan West Capital Management, the Funds' investment adviser, pursuant to Rule 204-2(a)(12) of the Investment Advisers Act of 1940, if such reports duplicate the information required under the reporting requirements of this Code of Ethics.

        (e) Persons Affiliated with the Principal Underwriter and Administrator - Any persons affiliated with the Distributor of the Fund and its affiliate which serves as the Administrator of the Fund who might be deemed to be an Access Person and otherwise would be covered by this Code shall be excluded provided that such persons are subject to a Code of Ethics adopted by the Distributor and/or the Administrator, as appropriate.

V.      GIFTS, PAYMENTS, AND PREFERENTIAL TREATMENT

A.      GIFTS RECEIVED BY EMPLOYEES

As a general rule, you should not accept gifts of more than de minimus value from present or prospective Clients, providers of goods or services or others with which MWCM or the Funds have dealings. While there is no absolute definition of de minimus, you should exercise good judgment to assure that no gift that is excessive in value is accepted. You should immediately report any offer of an improper gift to MWCM's President or CEO.

The term "gift" includes, but is not limited to, money, credit, special discounts on goods or services, and loans of goods or money. The receipt of cash gifts by employees is absolutely prohibited.

If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and MWCM or the Funds, you should report the gift and its estimated dollar value in writing to MWCM's President or CEO who may require that the gift be donated to charity.

B.      GIFTS AND ENTERTAINMENT GIVEN BY EMPLOYEES

It is acceptable for you to give gifts or favors of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Entertainment that is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is both necessary and incidental to the performance of the business of MWCM.

C.      OTHER CODES OF ETHICS

You should be aware that sometimes a Client imposes more stringent codes of ethics than those set forth above. If you are subject to a Client's code of ethics, you should abide by it.

VI.     OUTSIDE ACTIVITIES

A.      OUTSIDE EMPLOYMENT

Each employee is expected to devote his or her full time and ability to MWCM's interests during regular working hours and such additional time as may be properly required. MWCM discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to MWCM's President or CEO. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the interest of MWCM; (b) encroaches on normal working time or otherwise impairs performance; (c) implies MWCM's sponsorship or support of an outside organization; or (d) reflects directly or indirectly adversely on MWCM. MWCM policy prohibits outside employment in any financial services industry.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.

B.      SERVICE AS DIRECTOR

No employee may serve as a director or in a similar capacity of any non-affiliated company or institution, whether or not it is part of your role at MWCM, without prior approval of the President. You do not need approval to serve on the board of a private family corporation for your family or any charitable, professional, civic or nonprofit entities that are not Clients of MWCM and do not have business relations with MWCM or the Funds. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as "Chinese Wall" procedures. MWCM may withdraw approval at its discretion if MWCM concludes the withdrawal is in the interest of MWCM or the Funds. Also, if you serve in a director capacity which does not require approval but circumstances later change which would require such approval (e.g., the company enters into business relations with the Funds, MWCM or becomes a Client), you must then get approval.

C.      FIDUCIARY APPOINTMENTS

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the President. This policy does not apply to appointments involving personal estates or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity's assets. If MWCM grants you approval to act as a fiduciary for an account outside MWCM, it may determine that the account qualifies as an Outside Fiduciary Account. Securities traded by you, as a fiduciary will be subject to the MWCM Personal Investment Transactions Policy.

VII.    OTHER EMPLOYEE CONDUCT

A.      PERSONAL FINANCIAL RESPONSIBILITY

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from Clients, or from providers of goods and services with whom the Funds or MWCM deal, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

B. TAKING ADVANTAGE OF A BUSINESS OPPORTUNITY THAT RIGHTFULLY BELONGS TO MWCM OR THE FUNDS

Employees must not take for their own advantage an opportunity that rightfully belongs to MWCM or the Funds. Whenever the Funds or MWCM have been actively soliciting a business opportunity, or the opportunity has been offered to the Funds or MWCM, or their funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to MWCM or the Funds, respectively, and not employees who may be in a position to divert the opportunity for their own benefits.

VIII.   CONFIDENTIALITY

All information relating to past, current and prospective Clients is highly confidential and is not to be discussed with anyone outside the organization of MWCM [OR THE FUNDS] without the written approval of MWCM's President or CEO. One of the most sensitive and difficult areas in the daily business activities of the Funds and MWCM involves information regarding investment plans or programs and possible or actual securities transactions by the Funds or MWCM.

IX.     SANCTIONS

Upon discovering a violation of this Code, MWCM or the Funds may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

X.      ANNUAL COMPLIANCE CERTIFICATION

MWCM and the Funds will require all Access Persons, MWCM directors, and the Funds' trustees, to certify annually that (i) they have read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code.